Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Par Pacific Holdings, Inc. of our report dated February 23, 2017, relating to the financial statements of Laramie Energy, LLC as of and for the years ended December 31, 2016 and 2015, appearing in the Annual Report on Form 10-K of Par Pacific Holdings, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
March 7, 2017